EXHIBIT 97.1

MKS INC.

Dodd-Frank Compensation Recovery Policy

This Compensation Recovery Policy (this “Policy”) is adopted by MKS Inc. (the “Company”) in accordance with Nasdaq Listing Rule 5608 (“Rule 5608”), which implements Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as promulgated pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010). This Policy is effective as of October 2, 2023 (the “Effective Date”).

1.
Definitions
(a)
“Accounting Restatement” means a requirement that the Company prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Changes to the Company’s financial statements that do not represent error corrections are not an Accounting Restatement, including: (A) retrospective application of a change in accounting principle; (B) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (C) retrospective reclassification due to a discontinued operation; (D) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (E) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.
(b)
“Additional Compensation” means any equity or equity-based compensation, excluding Incentive-Based Compensation. For the avoidance of doubt, Additional Compensation includes purely time-based equity awards.
(c)
Additional Compensation is deemed to be “Received” in the Company’s fiscal period during which the grant of the Additional Compensation occurs.
(d)
“Committee” means the Compensation Committee of the Company’s Board of Directors (the “Board”).
(e)
“Covered Person” means a person who served as an Executive Officer at any time during the performance period for the applicable Incentive-Based Compensation and any other person who served as a member of the Company’s executive team reporting directly to the Chief Executive Officer at any time during such period. This Policy (or designated portions hereof as the case may be) will also apply to such other employees (or classes of employees), as the Committee may designate from time to time as Covered Persons.
(f)
“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation that was Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had the amount of Incentive-Based Compensation been determined based on the restated amounts, computed without regard to any taxes paid by the Covered Person or by the Company on the Covered Person’s behalf. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of Erroneously Awarded Compensation will be based on a reasonable estimate by the Committee of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.
(g)
“Executive Officer” means the Company’s officers as defined in Rule 16a-1(f) under the Exchange Act.
(h)
“Financial Reporting Measures” means (A) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures (whether or not such measures are presented within the Company’s financial statements or included in a filing made with the U.S. Securities and Exchange Commission), (B) stock price and (C) total shareholder return.
(i)
“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(j)
Incentive-Based Compensation is deemed to be “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the applicable Incentive- Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period or is subject to additional time-based vesting requirements.
(k)
“Recovery Period” means the three completed fiscal years immediately preceding the earlier of: (A) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. In addition, if there is a change in the Company’s fiscal year end, the Recovery Period will also include any transition period to the extent required by Rule 5608.
2.
Recovery of Erroneously Awarded Compensation
(a)
Application of Prior Policy. If the Company is required to prepare an Accounting Restatement and the provisions of Section 2(b) of this Policy are inapplicable, the Clawback Policy previously adopted by the Compensation Committee on May 11, 2021 (the “Prior Policy”) will apply in accordance with its terms. The Prior Policy will not apply when Section

2(b) of this Policy is applicable.
(b)
Recovery of Erroneously Awarded Compensation Upon an Accounting Restatement. Subject to the terms of this Policy and the requirements of Rule 5608, if, on or after the Effective Date, the Company is required to prepare an Accounting Restatement, the Company will attempt to recover, reasonably promptly from each Covered Person, any Erroneously Awarded Compensation that was Received by such Covered Person during the Recovery Period pursuant to Incentive-Based Compensation that is subject to this Policy.
(c)
Potential Recovery of Additional Amounts Upon an Accounting Restatement. In addition to (and without limiting) the provisions of Section 2(b) of this Policy, in the event that the Committee, in its discretion, determines that a Covered Person’s acts or omissions that contributed to the circumstances requiring an Accounting Restatement that is subject to Section 2(b) of this Policy involved either: (i) intentional misconduct or an intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements in the course of the Covered Person’s employment by the Company or (ii) fraud in the course of the Covered Person’s employment by the Company, then in each such case, the Company may attempt to recover from such Covered Person up to 100% (as determined by the Committee in its discretion based on such considerations as the Committee deems appropriate) of the Covered Person’s (A) Incentive-Based Compensation that was Received by such Covered Person since the beginning of the Recovery Period and (B) Additional Compensation that was Received by such Covered Person since the beginning of the Recovery Period.
3.
Interpretation and Administration
(a)
Role of the Committee. This Policy will be interpreted by the Committee in a manner that is consistent with Rule 5608 and any other applicable law and will otherwise be interpreted in the business judgment of the Committee. All decisions and interpretations of the Committee that are consistent with Rule 5608 will be final and binding.
(b)
Compensation Not Subject to this Policy. This Policy does not apply to Incentive- Based Compensation or Additional Compensation that was Received before the Effective Date. With respect to any Covered Person, this Policy does not apply to Incentive-Based Compensation or Additional Compensation that was Received by such Covered Person before beginning service as an Executive Officer or, if earlier, first being designated by the Committee as a Covered Person.
(c)
Determination of Means of Recovery. Subject to the requirement that recovery be made reasonably promptly, the Committee will determine the appropriate means of recovery, which may vary between Covered Persons or based on the nature of the applicable Incentive- Based Compensation or Additional Compensation, and which may involve, without limitation, establishing a deferred repayment plan or setting off against current or future compensation otherwise payable to the Covered Person. Recovery of Erroneously Awarded Compensation will be made without regard to taxes paid by the Covered Person or by the Company on the Covered Person’s behalf in connection with such Erroneously Awarded Compensation. The Committee shall have discretion to determine whether recovery of other Incentive-Based Compensation or

Additional Compensation pursuant to Section 2(c) of this Policy will be made without regard to taxes paid by the Covered Person or by the Company on the Covered Person’s behalf in connection with such other Incentive-Based Compensation or Additional Compensation.
(d)
Determination That Recovery is Impracticable. The Company is not required to recover Erroneously Awarded Compensation if a determination is made by the Committee that either (A) after the Company has made and documented a reasonable attempt to recover such Erroneously Awarded Compensation, the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered or (B) recovery of such Erroneously Awarded Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the Internal Revenue Code and regulations thereunder. The Committee shall have discretion to determine the circumstances under which the Company is not required to recover other Incentive-Based Compensation or Additional Compensation pursuant to Section 2(c) of this Policy.
(e)
No Indemnification or Company-Paid Insurance. The Company will not indemnify any Covered Person against the loss of Incentive-Based Compensation or Additional Compensation and will not pay or reimburse any Covered Person for the purchase of a third-party insurance policy to fund potential recovery obligations.
(f)
Interaction with Other Clawback Provisions. The Company will be deemed to have recovered Incentive-Based Compensation or Additional Compensation in accordance with this Policy to the extent the Company actually receives such amounts pursuant to any other Company policy, program or agreement (including the Prior Policy), pursuant to Section 304 of the Sarbanes-Oxley Act or otherwise.
(g)
No Limitation on Other Remedies. Nothing in this Policy will be deemed to limit the Company’s right to terminate employment of any Covered Person, to seek recovery of other compensation paid to a Covered Person, or to pursue other rights or remedies available to the Company under applicable law.

Adopted by the Compensation Committee on July 21, 2025.